Exhibit (4)(i)

AMENDED AND RESTATED TRUST AGREEMENT

OF

Market Vectors Commodity Trust

WHEREAS, THIS AMENDED AND RESTATED TRUST AGREEMENT is made and entered into as of May 13, 2013, by Van Eck Absolute Return Advisers Corp., a Delaware corporation, and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee, for the purpose of continuing a Delaware statutory trust in accordance with the provisions hereinafter set forth;

WHEREAS, Van Eck Absolute Return Advisers Corp. and Wilmington Trust, National Association have heretofore created a Delaware statutory trust pursuant to the Delaware Trust Statute (as hereinafter defined) by entering into a trust agreement, dated as of February 1, 2012 (the “Original Trust Agreement”), and by executing and filing with the Secretary of State of the State of Delaware the Certificate of Trust; and

WHEREAS, the parties hereto desire to amend and restate the Original Trust Agreement in its entirety and to provide for the matters set forth herein;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party, hereby amends and restates the Original Trust Agreement in its entirety and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1. DEFINITIONS. Whenever used herein, unless otherwise defined or required by the context or specifically provided:

“Adjusted Capital Account” means with respect to any Shareholder, such Shareholder’s Capital Account as of the end of the relevant fiscal year or other applicable period after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Shareholder is obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore to the Trust pursuant to the second to last sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5).

(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Shareholder in respect of a Share shall be the amount that such Adjusted Capital Account would be if such Share were the only interest in the Trust held by such Shareholder from and after the date on which such Share was first issued.

“Administrator” means any Person from time to time engaged to provide administrative services to the Trust pursuant to authority granted by the Managing Owner or the Trust.

“Affiliate” An “Affiliate” of a “Person” means (i) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person, (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, (iii) any Person, directly or indirectly, controlling, controlled by or under common control of such Person, (iv) any employee, officer, director, member, manager or partner of such Person, or (v) if such Person is an employee, officer, director, member, manager or partner, any Person for which such Person acts in any such capacity.

“Authorized Participant" means a Person that is a DTC participant and has entered into an Authorized Participant Agreement which, at the relevant time, is in full force and effect.

“Authorized Participant Agreement” means an agreement among the Trust with respect to a Fund, the Managing Owner and an Authorized Participant, which may be amended or supplemented from time to time in accordance with its terms.

“Beneficial Owners” means owners of beneficial interests in Shares.

“Business Day” shall have the meaning set forth in the Prospectus for each Fund.

“Capital Account” means the capital account maintained for a Shareholder. The “Capital Account” of a Shareholder in respect of a Share shall be the amount that such Capital Account would be if such Share were the only interest in the Trust held by such Shareholder from and after the date on which such Share was first issued.

“Capital Contributions” means the amounts of cash or other consideration contributed and agreed to be contributed to the Trust by any Person.

“CEA” means the Commodity Exchange Act, as amended.

“Certificate of Trust” means the Certificate of Trust of the Trust in the form filed with the Secretary of State of the State of Delaware pursuant to Section 3810 of the Delaware Trust Statute as amended or restated from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commodity Pool Operator” means any Person engaged by the Managing Owner or the Trust who, in connection therewith, solicits, accepts, or receives monies or in-kind contributions for the purpose of trading in any commodity for future delivery or commodity option on or subject to the rules of any contract market for the benefit of the Trust.

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“Commodity Broker” means any Person from time to time who engages in commodity trading and related activities for the benefit of the Trust pursuant to authority granted by the Managing Owner or the Trust.

“Common Shares” means any Shares that are not Preferred Shares.

“Corporate Trust Office” means the principal office at which at any particular time the corporate trust business of the Trustee is administered, which office at the date hereof is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.

“Covered Person” means the Trustee, the person acting as Trustee (in its individual capacity), the Managing Owner and their respective Affiliates.

“Creation Basket” means the minimum number of Shares of a Fund that may be created at any one time, which shall be 50,000 or such greater or lesser number as the Managing Owner may determine from time to time for each Fund.

“Creation Basket Capital Contribution” of a Fund means a Capital Contribution made by an Authorized Participant when purchasing a Creation Basket.

“Delaware Trust Statute” means the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq., as the same may be amended from time to time.

“Depreciation” means, for each fiscal year of any Fund or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Owner.

“Depository” means The Depository Trust Company, New York, New York, or such other depository of Shares as may be selected by the Managing Owner as specified herein.

“Depository Agreement” means the Blanket Issuer Letter of Representations relating to each Fund from the Managing Owner to the Depository.

“Distributor” means any Person from time to time engaged to provide distribution services or related services to the Trust pursuant to authority granted by the Managing Owner or the Trust.

“DTC” means The Depository Trust Company.

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“Exchange” means the NYSE Arca or, if the Shares of any Fund shall cease to be listed on the NYSE Arca and are listed on one or more other exchanges, the exchange on which the Shares of such Fund are principally traded, as determined by the Managing Owner.

“Fund” means an established and designated Series of Shares of the Trust.

“Fund Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Shareholder to a Fund shall be the gross fair market value of such asset as determined by the Managing Owner.

(b) The Gross Asset Values of all Fund assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Owner using such reasonable method of valuation as it may adopt, as of the following times:

(i) the acquisition of an additional interest in the Fund by a new or existing Shareholder in exchange for more than a de minimis Capital Contribution, if the Managing Owner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Shareholders in the Fund;

(ii) the distribution by a Fund to a Shareholder of more than a de minimis amount of property as consideration for an interest in the Fund, if the Managing Owner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Shareholders in the Fund;

(iii) the liquidation of the Trust within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and

(iv) at such other times as the Managing Owner shall reasonably determine necessary or advisable in order to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2.

(c) The Gross Asset Value of any Fund asset distributed to a Shareholder shall be the gross fair market value of such asset on the date of distribution.

(d) The Gross Asset Values of Fund assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Managing Owner reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

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(e) If the Gross Asset Value of a Fund asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Internal Revenue Service” or “IRS” means the U.S. Internal Revenue Service or any successor thereto.

“Liquidation Date” means the date on which an event giving rise to the dissolution of a Fund occurs.

“Managing Owner” means Van Eck Absolute Return Advisers Corp., or any substitute or designee of the then Managing Owner therefor as provided herein, or any successor thereto by merger or operation of law.

“Net Asset Value of a Fund” shall have the meaning set forth in the Prospectus for each Fund.

“Net Asset Value per Basket of a Fund” means the product obtained by multiplying the Net Asset Value per Share of a Fund by the number of Shares comprising a Creation Basket or Redemption Basket, as the case may require, at such time.

“Net Asset Value per Share of a Fund” means the Net Asset Value of a Fund divided by the number of Shares of the Fund outstanding on the date of calculation.

“Net Income” and “Net Loss” mean for each fiscal year or other applicable period, an amount equal to a Fund’s taxable income or loss for such fiscal year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of a Fund that is exempt from federal income tax or excluded from federal gross income and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of Fund described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Fund asset is adjusted pursuant to any provision of this Trust Agreement in accordance with the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income and Net Loss;

(d) Gain or loss resulting from any disposition of any Fund asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by

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reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other applicable period, computed in accordance with the definition of Depreciation; and

(f) Notwithstanding any other provision of this definition, any items which are allocated pursuant to Article IV, Section 8(c) shall not be taken into account in computing Net Income or Net Loss.

“Nonrecourse Deductions” has the meaning given in Treasury Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a fiscal year or other applicable period equals the net increase, if any, in the amount of Fund Minimum Gain during such fiscal year or period reduced by any distributions during such fiscal year or period of proceeds of a Nonrecourse Liability that are allocable to an increase in Fund Minimum Gain, determined according to the provisions of Treasury Regulation Sections 1.704-2(c) and 1.704-2(h).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

“Outstanding” means, with respect to Shares or any class of Shares, all Shares of that class that are issued by the Trust and reflected as outstanding on the Trust’s books and records as of the date of determination.

“Percentage Interest” means, as of any date of determination and on a Fund by Fund basis, (i) as to any Common Shares, the product obtained by multiplying (a) 100% less the percentage applicable to the Shares referred to in clause (ii) by (b) the quotient obtained by dividing (x) the number of such Common Shares by (y) the total number of all Outstanding Common Shares, (ii) as to any other Shares, the percentage established for such Shares by the Managing Owner as a part of the issuance of such Shares.

“Person” means any natural person, partnership, limited liability company, trust (including a statutory trust), corporation, association or other legal entity.

“Preferred Shares” means a class of Shares that entitles such Shareholders to a preference or priority over the Shareholders of any other class of Shares in (i) the right to share Net Income or Net Loss or items thereof, (ii) the right to share in the Trust’s distributions, and/or (iii) rights upon dissolution or liquidation of the Trust. “Preferred Shares” shall not include Common Shares.

“Prospectus” means the final prospectus and disclosure document of the Trust, constituting a part of a Registration Statement, as filed with the Securities and Exchange Commission (“SEC”) and declared effective thereby, as the same may at any time and from time to time be amended or supplemented.

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“Redemption Distribution” means the cash or other assets to the extent permitted in the Registration Statement or an Authorized Participant Agreement, to be delivered in satisfaction of a redemption of a Redemption Basket as specified in Article IX Section 1.

“Redemption Order” shall have the meaning assigned thereto in Article IX Section 1.

“Redemption Order Date” shall have the meaning assigned in the Authorized Participant Agreement.

“Redemption Basket” means the minimum number of Shares of a Fund that may be redeemed, which shall be the number of Shares of such Fund constituting a Creation Basket on the relevant Redemption Order Date.

“Registration Statement” means a registration statement on Form S-1, as it may be amended or supplemented from time to time, filed with the SEC pursuant to which the Trust registered the Shares.

“Required Allocations” means (i) any limitation imposed on any allocation of Net Losses under Article IV, Section 8(a) and (ii) any allocation of an item of income, gain, loss or deduction pursuant to Article IV, Sections 8(c)(i), 8(c)(ii), 8(c)(iii), 8(c)(vi) or 8(c)(viii).

“Series” means a series of Shares established pursuant to the terms of this Trust Agreement.

“Shareholders” means the registered holders of Shares of a Fund.

“Shareholder Minimum Gain” means an amount, with respect to each Shareholder Nonrecourse Debt, that would result if such Shareholder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Shareholder Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Shareholder Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(2). The amount of Shareholder Nonrecourse Deductions with respect to a Shareholder Nonrecourse Debt for a fiscal year or other applicable period equals the net increase, if any, in the amount of Shareholder Minimum Gain during such fiscal year or other applicable period attributable to such Shareholder Nonrecourse Debt, reduced by any distributions during that fiscal year or other applicable period to the Shareholder that bears the economic risk of loss for such Shareholder Nonrecourse Debt to the extent that such distributions are from the proceeds of such Shareholder Nonrecourse Debt and are allocable to an increase in Shareholder Minimum Gain attributable to such Shareholder Nonrecourse Debt, determined according to the provisions of Treasury Regulation Sections 1.704-2(h) and 1.704-2(i).

“Shares” means the equal proportionate units of undivided beneficial interest in a Fund and may include fractions of Shares.

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“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.

“Tax Matters Partner” means the “tax matters partner” as defined in the Code.

“Transaction Fee” shall mean a non-refundable transaction fee to be payable by an Authorized Participant to the Administrator and/or Fund in connection with each purchase of a Creation Basket or redemption of a Redemption Basket, as the case may be, by an Authorized Participant.

“Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

“Trust” means Market Vectors Commodity Trust, the Delaware statutory trust formed pursuant to the Certificate of Trust, the business and affairs of which are governed by this Trust Agreement.

“Trust Agreement” means this Amended and Restated Trust Agreement as the same may at any time or from time to time be amended.

“Trustee” means Wilmington Trust, National Association or any successor thereto as provided herein, acting not in its individual capacity but solely as trustee of the Trust.

“Trust Estate” means, with respect to a Fund, all property and cash held by such Fund, and all proceeds therefrom.

ARTICLE II

PURPOSE OF TRUST AND OFFICES

Section 1. NAME. The Trust shall be known as “Market Vectors Commodity Trust” and the Managing Owner shall conduct the business of the Trust under that name or any other name as it may from time to time determine provided that the Managing Owner may, without Shareholder approval, change the name of the Trust or any Series or Class (as defined in Article IV Section 1) of Shares thereof that may be established from time to time. Any name change of the Trust shall become effective upon the filing of a properly executed certificate of amendment or a restated certificate pursuant to Section 3810 of the Delaware Trust Statute.

Section 2. BUSINESS OFFICES. The principal office of the Trust, and such additional offices as the Managing Owner may establish, shall be located at such place or places inside or outside the State of Delaware as the Managing Owner may designate from time to time in writing to the Trustee and the Shareholders. Initially, the principal office of the Trust shall be at c/o Van Eck Absolute Return Advisers Corp., 335 Madison Avenue, New York, NY 10017. The principle office of the Trustee shall be at the Corporate Trust Office.

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Section 3. DECLARATION OF TRUST. The Trust hereby acknowledges that the Trust has received the sum of $1.00 for each Fund in bank accounts in the name of each Fund controlled by the Managing Owner from the Managing Owner, and hereby declares that it shall hold such sum in trust, upon and subject to the conditions set forth herein for the use and benefit of the Shareholders of each Fund. It is the intention of the parties hereto that the Trust shall continue to be a statutory trust organized in series, or Funds, under the Delaware Trust Statute and that this Trust Agreement shall constitute the governing instrument of the Trust. It is not the intention of the parties hereto to create a general partnership, limited partnership, limited liability company, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware statutory trust. Nothing in this Trust Agreement shall be construed to make the Shareholders partners or members of a joint stock association. The Managing Owner shall not be liable to any person for the failure of the Trust or any Fund to qualify as a publicly traded partnership that is taxable as a partnership under the Code or any comparable provision of the laws of any State or other jurisdiction where such treatment is sought. The Trustee has filed the certificate of trust required by Section 3810 of the Delaware Trust Statute in connection with the formation of the Trust under the Delaware Trust Statute.

Section 4. PURPOSES AND POWERS. The purposes of the Trust and each Fund shall be to (a) directly or indirectly trade, buy, sell, spread or otherwise acquire, hold, dispose and redeem futures contracts or options on futures contracts, swap agreements, forward contracts, options on forward contracts or other derivative instruments which provide exposure to each Fund’s benchmark; (b) buy or sell cash equivalents or other short term fixed instruments; (c) engage in any other transaction designed to facilitate the Trust’s ability to track its benchmark, the inverse of its benchmark or a stated multiple thereof; (d) enter into any lawful transaction and engage in any lawful activities in furtherance of or incidental to the foregoing purposes; or (e) engage in any other lawful business activity for which a Delaware statutory trust may be organized.

Section 5. TAX TREATMENT.

(a) By accepting Shares or interests therein, the Shareholders and/or Beneficial Owners each (i) expresses its intention that the Shares of each Fund will qualify under applicable tax law as interests in a publicly traded partnership that is taxable as a partnership which holds the Trust Estate of each Fund for their benefit, (ii) agrees that it will file its own Federal, state and local income, franchise and other tax returns in a manner that is consistent with the treatment of each Fund as a publicly traded partnership that is taxable as a partnership in which each of the Shareholders thereof is a partner and (iii) agrees to use reasonable efforts to notify the Managing Owner promptly upon a receipt of any notice from any taxing authority having jurisdiction over such holders of Shares of each Fund with respect to the treatment of the Shares of such Fund as anything other than interests in a publicly traded partnership that is taxable as a partnership.

(b) The Managing Owner shall prepare or cause to be prepared and filed each Fund’s tax returns as a publicly traded partnership that is taxable as a partnership for Federal, state and local tax purposes. Each Fund hereby indemnifies, to the full extent permitted by law, the Managing Owner from and against any damages or losses (including attorneys’ fees) arising out of or incurred in connection with any action taken or omitted to be taken by it in carrying out

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its responsibilities under this Section 5(b), provided such action taken or omitted to be taken does not constitute fraud, gross negligence or willful misconduct.

(c) By accepting Shares or interests therein, the Shareholders and/or Beneficial Owners each agrees (i) to furnish the Managing Owner with information necessary to enable the Managing Owner to comply with U.S. federal income tax information reporting requirements in respect of such Shareholder’s Shares, including information regarding each such Shareholder’s secondary market transactions in Shares as well as creations and redemptions of Shares and (ii) to allow brokers and nominees to provide to the Fund its name and address and the other information and forms as may be reasonably requested by the Fund for purposes of complying with its tax reporting and withholding obligations (and to waive any confidentiality rights with respect to the information and forms for this purpose) and to provide information or forms upon request.

(d) Each Fund shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Managing Owner’s determination that such revocation is in the best interests of the Shareholders. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the Managing Owner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Share will be deemed to be the lowest quoted closing price of the Shares on any Exchange on which such Shares are traded during the calendar month in which such transfer is deemed to occur (or any other convention as the Managing Owner may determine in its sole and complete discretion).

(e) Except as otherwise provided herein, the Managing Owner shall determine whether each Fund should make any other elections permitted by the Code.

(f) The Managing Owner shall be the Tax Matters Partner of each Fund. The Tax Matters Partner is authorized and required to represent each Fund (at such Fund’s expense) in connection with all examinations of each Fund’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend funds of such Fund for professional services and costs associated therewith. Each Shareholder agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

(g) Notwithstanding any other provision of this Trust Agreement, the Managing Owner is authorized to take any action that may be required to cause the Trust, each Fund and Subsidiaries of the Trust to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Trust, any Fund or any Subsidiary of the Trust is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Shareholder (including by reason of Section 1446 of the Code), the Managing Owner may treat the amount withheld as a distribution of cash pursuant to Article IV, Section 7 or Article X, Section 1 in the amount of such withholding from such Shareholder. Any increase or decrease in withholding tax incurred by the Trust or any Subsidiary of the Trust resulting from the identity, nationality, residence or

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status of a Shareholder shall be allocable to and reduce the distributions to which such Shareholder would otherwise be entitled.

Section 6. LEGAL TITLE. Legal title to all of the Trust Estate of each Fund shall be vested in the Trust as a separate legal entity; provided, however, that where applicable law in any jurisdiction requires any part of the Trust Estate to be vested otherwise, the Managing Owner may cause legal title to the Trust Estate or any portion thereof to be held by or in the name of the Managing Owner or any other Person (other than a Shareholder on the Trustee) as nominee.

ARTICLE III

THE MANAGING OWNER; THE TRUSTEE

Section 1. MANAGEMENT OF THE TRUST. Pursuant to Sections 3806(a) and 3806(b)(7) of the Delaware Trust Statute, the business and affairs of the Trust shall be managed by the Managing Owner in lieu of the Trustee with such powers of delegation as may be permitted by law. The Managing Owner shall have power to conduct the business of the Trust and carry on its operations in any and all of its branches and maintain offices both within and without the State of Delaware, in any and all states of the United States of America, in the District of Columbia, in any and all commonwealths, territories, dependencies, colonies, or possessions of the United States of America, and in any foreign jurisdiction and to do all such other things and execute all such instruments as it deems necessary, proper or desirable in order to promote the interests of the Trust although such things are not herein specifically mentioned. Any determination as to what is in the interests of the Trust made by the Managing Owner in good faith shall be conclusive. In construing the provisions of this Trust Agreement, the presumption shall be in favor of a grant of power to the Managing Owner. The enumeration of any specific power in this Trust Agreement shall not be construed as limiting the aforesaid power. The powers of the Managing Owner may be exercised without order of or resort to any court.

Section 2. AUTHORITY OF MANAGING OWNER. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Trust Agreement, the Managing Owner shall have and may exercise on behalf of the Trust, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Trust, which shall include, without limitation, the following:

(a) To enter into, execute, deliver and maintain, and to cause the Trust to perform its obligations under, contracts, agreements and any or all other documents and instruments, and to do and perform all such things as may be in furtherance of Trust purposes or necessary or appropriate for the offer and sale of the Shares and the conduct of Trust activities.

(b) To establish, maintain, deposit into, sign checks and/or otherwise draw upon accounts on behalf of the Trust with appropriate banking and savings institutions, and execute and/or accept any instrument or agreement incidental to the Trust’s business and in furtherance of its purposes, any such instrument or agreement so executed or accepted by the Managing Owner in the Managing Owner’s name shall be deemed executed and accepted on behalf of the Trust by the Managing Owner.

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(c) To deposit, withdraw, pay, retain and distribute each Trust Estate or any portion thereof in any manner consistent with the provisions of this Trust Agreement.

(d) To supervise the preparation and filing of the Registration Statement, the Prospectus and any supplements and amendments thereto.

(e) To pay or authorize the payment of distributions to the Shareholders and expenses of each Fund.

(f) To make any elections on behalf of any Fund under the Code, or any other applicable U.S. federal or state tax law as the Managing Owner shall determine to be in the best interests of any Fund.

(g) In the sole discretion of the Managing Owner, to admit an Affiliate or Affiliates of the Managing Owner as additional Managing Owners.

(h) To adopt disclosure and financial reporting information gathering and control policies and procedures.

(i) To make any necessary determination or decision in connection with the preparation of the Trust’s financial statements and amendments thereto, and the Prospectus.

(j) To prepare, file and distribute, if applicable, any periodic reports or updates that may be required under the Securities Exchange Act of 1934, the CEA, or the rules and regulations thereunder.

(k) Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and for the conduct of its business in all appropriate jurisdictions.

(l) Appoint and remove independent public accountants to audit the accounts of the Trust.

(m) Employ attorneys to represent the Trust.

(n) Adopt, implement or amend, from time to time, such disclosure and financial reporting information gathering and control policies and procedures as are necessary or desirable to ensure compliance with applicable disclosure and financial reporting obligations under any applicable securities laws.

(o) Enter into a Distribution Agreement with the Distributor and discharge the duties and responsibilities of the Trust and the Managing Owner thereunder.

(p) For each Fund, enter into an Authorized Participant Agreement with each Authorized Participant and discharge the duties and responsibilities of the Fund and the Managing Owner thereunder.

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(q) For each Fund, in connection with purchase of a Creation Basket, receive Creation Basket Capital Contributions from Authorized Participants.

(r) For each Fund, receive from Authorized Participants and process or cause the Distributor or Administrator, as applicable, to process properly submitted Redemption Orders.

(s) Cause the Trust to enter into one or more custodian agreements, including with the Managing Owner, on terms and conditions acceptable to the Managing Owner.

(t) Authorize the Trust, for the Trust or any Fund or Class, to enter into one or more administration, transfer agency and accounting agreements and agreements for such other services necessary or appropriate to carry out the business and affairs of the Trust with any party or parties on terms and conditions acceptable to the Managing Owner, including but not limited to agreements with legal counsel and an independent registered public accounting firm.

(u) For each Fund, receive a Redemption Order from a redeeming Authorized Participant through the Depository, and thereupon cancel or cause to be cancelled, the Shares to be redeemed in connection with the Redemption Order.

(v) Interact with the Depository as required.

(w) Prosecute, defend, settle or compromise actions or claims at law or in equity as may be necessary or proper to enforce or protect the Trust’s interests. The Managing Owner shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefor, next, out of the Funds’ assets on a pro rata basis.

(x) Delegate those of its duties hereunder as it shall determine from time to time to one or more officers of the Trust, the Administrator, Distributor, Commodity Brokers, Commodity Pool Operators, Marketing Agents or other Persons.

(y) In general, to carry on any other business in connection with or incidental to any of the foregoing powers, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid business or purposes, objects or powers.

The foregoing clauses shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Managing Owner. Any action by one or more of the Managing Owner hereunder shall be deemed an action on behalf of the Trust or the applicable Series or Class, and not an action in an individual capacity. The Managing Owner shall not be personally liable for (x) special, consequential or punitive damages, however styled, including, without limitation, lost profits, (y) the acts or omissions of any nominee, correspondent, clearing agency or securities depository through which it holds the Trust’s securities or assets or (z) any losses due to forces

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beyond the reasonable control of the Managing Owner, including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

Section 3. PAYMENT OF EXPENSES BY THE TRUST. The Managing Owner is authorized to pay or cause to be paid out of the principal or income of the Trust any expenses of the Trust.

Section 4. TRUSTEE TERM; RESIGNATION.

(a) Wilmington Trust, National Association has been appointed and hereby agrees to serve as the Trustee of the Trust solely for purposes of satisfying the requirements of Section 3807 of the Delaware Trust Statute. The Trust shall have only one trustee unless otherwise determined by the Managing Owner. The Trustee shall serve until such time as the Managing Owner removes the Trustee or the Trustee resigns and a successor Trustee is appointed by the Managing Owner in accordance with the terms of Section 7 of this Article.

(b) The Trustee may resign at any time upon the giving of at least sixty days’ advance written notice to the Trust; provided, that such resignation shall not become effective unless and until a successor Trustee shall have been appointed by the Managing Owner in accordance with Section 7 of this Article or by the Court of Chancery of the State of Delaware. If the Managing Owner does not appoint a successor Trustee within such sixty day period, the Trustee may apply, at the expense of the Trust, to the Court of Chancery of the State of Delaware for the appointment of a successor Trustee.

Section 5. POWERS OF TRUSTEE. Notwithstanding any other provision of this Trust Agreement, the Trustee shall not be entitled to exercise any of the powers, nor shall the Trustee have any of the duties and responsibilities, of the Managing Owner described in this Trust Agreement. The Trustee shall be a Trustee for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Delaware Trust Statute. The Trustee shall have only the rights, obligations and liabilities specifically provided for herein and shall have no implied rights, duties, obligations and liabilities with respect to the business and affairs of the Trust or any Fund. The duties of the Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware and (ii) the execution of any certificates required to be filed with the Delaware Secretary of State which the Delaware Trustee is required to execute under Section 3811 of the Delaware Trust Statute. To the extent that, at law or in equity, the Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Managing Owner or the Shareholders, it is hereby understood and agreed that such duties and liabilities are replaced by the duties and liabilities of the Trustee expressly set forth in this Trust Agreement. The Trustee shall provide prompt notice to the Managing Owner of its performance of any of the foregoing. The Managing Owner shall reasonably keep the Trustee informed of any actions taken by the Managing Owner with respect to the Trust that would reasonably be expected to affect the rights, obligations or liabilities of the Trustee hereunder or under the Delaware Trust Statute.

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Section 6. COMPENSATION AND EXPENSES OF THE TRUSTEE. The Trustee shall be entitled to receive from the Managing Owner or an Affiliate of the Managing Owner (including the Trust) reasonable compensation for its services hereunder as set forth in a separate fee agreement and shall be entitled to be reimbursed by the Managing Owner or an Affiliate of the Managing Owner (including the Trust) for reasonable out-of-pocket expenses incurred by it in the performance of its duties hereunder, including without limitation, the reasonable compensation, out-of-pocket expenses and disbursements of counsel and such other agents as the Trustee may employ in connection with the exercise and performance of its rights and duties hereunder.

Section 7. SUCCESSOR TRUSTEE. Upon the resignation or removal of the Trustee, the Managing Owner shall appoint a successor Trustee by delivering a written instrument to the outgoing Trustee. Any successor Trustee must satisfy the requirements of Section 3807 of the Delaware Trust Statute. Any resignation or removal of the Trustee and appointment of a successor Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Trustee to the outgoing Trustee and the Managing Owner and any fees and expenses due to the outgoing Trustee are paid or waived by the outgoing Trustee. Following compliance with the preceding sentence, the successor Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Trustee under this Trust Agreement, with like effect as if originally named as Trustee, and the outgoing Trustee shall be discharged of its duties and obligations under this Trust Agreement. Any business entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall, subject to the terms of this Section 7, be the successor of the Trustee hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, except as may be required by law.

Section 8. LIABILITY OF TRUSTEE. Except as otherwise provided in this Article III, in accepting the trust continued hereby, Wilmington Trust, National Association acts solely as Trustee hereunder and not in its individual capacity, and all Persons having any claim against Wilmington Trust, National Association by reason of the transactions contemplated by this Trust Agreement and any other agreement to which the Trust or any Fund is a party shall look only to the appropriate Fund Trust Estate for payment or satisfaction thereof. The Trustee shall not be liable or accountable hereunder to the Trust or to any other person or under any other agreement to which the Trust is a party, except for the Trustee’s own bad faith, gross negligence or willful misconduct. In particular, but not by way of limitation:

(a) The Trustee shall have no liability or responsibility for the validity or sufficiency of this Trust Agreement, any agreement contemplated hereunder, or for the form, character, genuineness, sufficiency, value or validity of any Trust Estate or the Shares;

(b) The Trustee shall not be liable for any actions taken or omitted to be taken by it in good faith in accordance with the instructions of the Managing Owner;

(c) The Trustee shall not have any liability for the acts or omissions of the Managing Owner or its delegatees, any Beneficial Owners or any other Person;

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(d) The Trustee shall not have any duty or obligation to supervise or monitor the performance, or compliance with this Trust Agreement by, of any obligations of the Managing Owner or its delegatees or any Beneficial Owner of the Trust;

(e) No provision of this Trust Agreement shall require the Trustee to act or expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder if the Trustee shall have reasonable grounds for believing that such action, repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(f) Under no circumstances shall the Trustee be liable for indebtedness evidenced by or other obligations of the Trust or any Fund arising under this Trust Agreement or any other agreements to which the Trust is a party; and

(g) Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (i) require the consent or approval or authorization or order of or the giving of notice to, or the registration with or taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware, (ii) result in any fee, tax or other governmental charge under the laws of any jurisdiction or any political subdivision thereof in existence as of the date hereof other than the State of Delaware becoming payable by the Trustee or (iii) subject the Trustee to personal jurisdiction, other than in the State of Delaware, for causes of action arising from personal acts unrelated to the consummation of the transactions by the Trustee, as the case may be, contemplated hereby.

(h) The Trustee shall not be personally liable for (x) special, consequential or punitive damages, however styled, including, without limitation, lost profits, or (y) any losses due to forces beyond the reasonable control of the Trustee, including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(i) In the exercise or administration of the trusts hereunder, the Trustee (i) may act directly or, at the expense of the Trust, through agents or attorneys, and the Trustee shall not be liable for the default or misconduct of such agents or attorneys selected by it in good faith; and (ii) may, at the expense of the Trust, consult with counsel and other experts, and the Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel or other experts selected by it in good faith.

(j) The Trustee has not prepared or verified, and shall not be responsible or liable for, any information, disclosure or other statement in any disclosure or offering document or in any other document issued or delivered in connection with the sale or transfer of the Shares.

(k) Each of the parties hereto hereby agrees and, as evidenced by its acceptance of any benefits hereunder and all Shareholders agree that the Trustee in any capacity (x) has not provided and will not provide in the future, any advice, counsel or opinion regarding

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the tax, financial, investment, securities law or insurance implications and consequences of the formation, funding and ongoing administration of the Trust.

ARTICLE IV

SHARES

Section 1. DIVISION OF BENEFICIAL INTEREST.

(a) The beneficial interests in the Trust shall at all times be divided into an unlimited number of Shares, without par value. The Managing Owner may authorize the division of Shares into separate Series (which may be referred to as “Funds”) and the division of Series into separate classes of Shares (each a “Class”). The different Series shall be established and designated, and the variations in the relative rights and preferences as among the different Series and Classes shall be fixed and determined by the Managing Owner.

(b) Unless the Managing Owner determines otherwise, no Share shall have any priority or preference over any other Share of the same Class of a Series with respect to dividends or distributions in connection with the dissolution, wind-up or termination of the Trust or of such Class or Series. Unless the Managing Owner determines otherwise, all dividends and distributions shall be made ratably among all Shareholders of a particular Class of a Series from the assets held with respect to such Series according to the number of Shares of such Class of such Series held of record by such Shareholder on the record date for any dividend or distribution or on the date of termination, as the case may be. Shareholders shall have no preemptive or other right to subscribe to any additional Shares or other securities issued by the Trust or any Series. The Managing Owner may from time to time divide or combine the Shares of any particular Series into a greater or lesser number of Shares of that Series.

(c) The Managing Owner may issue Shares of any Fund or Class thereof for such consideration and on such terms as it may determine (or for no consideration), all without action or approval of the Shareholders thereof. All Shares when so issued on the terms determined by the Managing Owner shall be fully paid and non-assessable. Every Shareholder and Beneficial Owner, by virtue of having purchased or otherwise acquired an interest in a Share, shall be deemed to have expressly consented and agreed to be bound by the terms of this Trust Agreement. Shareholders shall not have any preemptive rights to acquire additional Shares except as otherwise determined by the Managing Owner.

Section 2. OWNERSHIP OF SHARES. The ownership of Shares shall be recorded on the books of the Trust or a transfer or similar agent for the Trust, which books shall separately record the Shares of each Series and Class. No certificates evidencing the ownership of Shares shall be issued except as the Managing Owner may otherwise determine from time to time. The record books of the Trust as kept by the Trust or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders of each Series and Class and as to the number of Shares of each Series and Class held from time to time by each Shareholder.

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Section 3. STATUS OF SHARES AND LIMITATION OF PERSONAL LIABILITY.

(a) The death, incapacity, dissolution, termination or bankruptcy of a Shareholder during the existence of the Trust shall not operate to dissolve or terminate the Trust or any Series or Class thereof, nor entitle the representative of such Shareholder to an accounting or to take any action in court or elsewhere against the Trust, the Managing Owner or the Trustee, but entitles such representative only to the rights of such Shareholder under this Trust. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust Estate or right to call for a partition or division of the same or for an accounting

(b) The Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of Delaware and no Shareholders shall be liable for claims against, or debts of the Trust or the applicable Fund. Notwithstanding the foregoing, each Shareholder agrees to indemnify the Trust for any harm suffered by it as a result of taxes imposed on the Shares by any state, local or foreign taxing authority in which each such Shareholder resides.

Section 4. ESTABLISHMENT AND DESIGNATION OF SERIES OR CLASS.

(a) The establishment and designation of any Series or Class of Shares, other than those which are set for the below, shall be effective upon the execution by the Managing Owner of an instrument that sets forth such establishment and designation, whether directly in such instrument or by reference to, or approval of, another document that sets forth each such Series or Class of Shares including in a Registration Statement. The relative rights and preferences of each Series and Class of Shares thereof shall be as set forth herein and as set forth in such Registration Statement, except to the extent otherwise provided in the instrument establishing such Series or Class of Shares. Each Series established pursuant to this Section 4 shall be considered separate from each other Series as set forth in this Article IV.

(b) Shares of each Series or Class established pursuant to this Section 4, except to the extent otherwise provided in the instrument establishing such Series or Class, shall have the following relative rights and preferences:

(i) The Trust Estate of each Fund shall be held in separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the other assets of the Trust and every other Series and are referred to as “assets belonging to” that Series. The assets belonging to a Series shall belong only to that Series for all purposes, and to no other Series, and shall be subject only to the rights of creditors of that Series. Any assets, income, earnings, profits, and proceeds thereof, funds, or payments which are not readily identifiable as belonging to any particular Series shall be allocated between and among one or more Series as the Managing Owner deems fair and equitable. Each such allocation shall be conclusive and binding upon the Shareholders of all Series for all purposes, and such assets, earnings, income, profits or funds, or payments and proceeds thereof shall be referred to as assets belonging to that Series. The assets belonging to a Series shall be so recorded upon the books of the Trust, and shall be held in trust for the benefit of the Shareholders of that Series. The assets belonging to a Series shall be charged with the

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liabilities of that Series and all expenses, costs, charges and reserves attributable to that Series, except that liabilities, expenses, costs, charges and reserves allocated solely to a particular Class, if any, shall be borne by that Class.

(ii) The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or of any other Series and, unless otherwise provided by the Managing Owner, none of the debts, liabilities, obligations, expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series shall be enforceable against the assets of such Series. Any general liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as being held with respect to any particular Series shall be allocated and charged by the Managing Owner to and among any one or more of the Series in such manner and on such basis as the Managing Owner in its sole discretion deems fair and equitable. Notice of the contractual limitation on liabilities among Series described in the first sentence of this paragraph may, in the Managing Owner’s discretion, be set forth in the certificate of trust of the Trust (whether originally or by amendment) as filed or to be filed in the Office of the Secretary of State of the State of Delaware pursuant to the Delaware Trust Statute, and upon the giving of such notice in the certificate of trust, the statutory provisions of Section 3804 of the Delaware Trust Statute relating to limitations on liabilities among Series (and the statutory effect under Section 3804 of the Delaware Trust Statute of setting forth such notice in the certificate of trust) shall become applicable to the Trust and each Series. Any person extending credit to, contracting with or having any claim against any Series may look only to the assets of that Series to satisfy or enforce any debt, with respect to that Series. No Shareholder or former Shareholder of any Series shall have a claim on or any right to any assets allocated or belonging to any other Series, except to the extent that such Shareholder or former Shareholder has such a claim or right hereunder as a Shareholder or former Shareholder of such other Series.

(c) Notwithstanding any other provisions of this Trust Agreement, no distribution including, without limitation, any distribution paid in connection with the dissolution, wind-up or termination of the Trust or of any Series or Class with respect to, nor any redemption or repurchase of, the Shares of any Series or Class shall be effected by the Trust other than from the assets held with respect to such Series, nor shall any Shareholder of any particular Series otherwise have any right or claim against the assets held with respect to any other Series except to the extent that such Shareholder has such a right or claim hereunder as a Shareholder of such other Series. The Managing Owner shall have full discretion to determine which items shall be treated as income and which items as capital; and each such determination and allocation shall be conclusive and binding upon the Shareholders. Any Shares of a Series acquired, through purchase, exchange or otherwise, by another Series shall not be deemed cancelled, unless the Managing Owner affirmatively determines otherwise.

(d) Except to the extent otherwise provided in the instrument establishing such Series, all the Shares of each particular Series shall represent an equal proportionate interest in the assets held with respect to that Series (subject to the liabilities held with respect to that Series and such rights and preferences as may have been established and designated with respect to Classes of Shares within such Series).

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(e) Except to the extent otherwise provided in the instrument establishing such Series, any fractional Share of a Series shall carry proportionately all the rights and obligations of a whole Share of that Series, including rights with respect to voting, receipt of dividends and distributions, redemption of Shares and termination of the Trust.

(f) The Managing Owner shall have the authority to provide that the holders of Shares of any Series shall have the right to exchange said Shares for Shares of one or more other Series of Shares in conformity with such requirements and procedures as may be established by the Managing Owner.

Section 5. ESTABLISHMENT OF INITIAL FUNDS OF THE TRUST.

(a) Without limiting the authority of the Managing Owner set forth in Section 4 to establish and designate any further Series without requiring an amendment of this Trust Agreement, the Managing Owner hereby establishes and designates two initial Series (the “Initial Funds”) as follows:

Market Vectors Morningstar Long/Flat Commodity ETF; and

Market Vectors Morningstar Long/Short Commodity ETF.

(b) The relative rights and preferences of the Initial Funds shall be as set forth in the Registration Statement for such Funds.

Section 6. OFFER OF SHARES, PROCEDURES FOR CREATION AND ISSUANCE OF CREATION BASKETS.

(a) Subject to the Managing Owner establishing alternative procedures from time to time in its sole discretion, the procedures relating to the creation and issuance of Creation Baskets will be set forth in the Authorized Participant Agreements for each Fund (which may be amended from time to time in accordance with the provisions of the Authorized Participant Agreements and any such amendment will not constitute an amendment of this Trust Agreement), and will govern the Trust with respect to the creation and issuance of Creation Baskets. The number of Creation Baskets which may be issued by each Fund is limited only by the number of outstanding shares of a Fund or the Trust, as the case may be, that are registered for sale with the SEC. Unless the Managing Owner determines otherwise, certificates for Creation Baskets will not be issued.

(b) Rejection. For each Fund, the Managing Owner shall have the absolute right, but shall have no obligation, to reject any Creation Basket Capital Contribution:

Section 7. DISTRIBUTIONS.

(a) Distributions on Shares may be paid with such frequency as the Managing Owner may determine, which may be daily or otherwise, to the Shareholders, from such of the income and capital gains, accrued or realized, from each Trust Estate, after providing for actual and accrued liabilities. Except to the extent the Managing Owner otherwise determines, all distributions on Shares thereof shall be distributed pro rata to the Shareholders in proportion to the total outstanding Shares held by such Shareholders at the date and time of record established

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for the payment of such distribution. Such distributions may be made in cash or Shares as determined by the Managing Owner or pursuant to any program that the Managing Owner may have in effect at the time for the election by each Shareholder of the mode of the making of such distribution to that Shareholder. Nothing in this Section 7 shall obligate the Managing Owner to cause the Trust to make any distributions.

Section 8. ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES. For purposes of maintaining the Capital Accounts and in determining the rights of the Shareholders among themselves, each Fund’s Net Income and Net Loss shall be allocated among the Shareholders in each Fund for each fiscal year or other applicable period (or portion thereof) as provided herein below.

(a) Net Income and Net Loss. After giving effect to the allocations set forth in this Article IV, Section 8(c), 8(d) and 8(e), Net Income or Net Loss for each fiscal year or other applicable period shall be allocated to the Shareholders in accordance with their respective Percentage Interests.

(b) Allocation upon Termination. With respect to all Article IV, Section 8(a) allocations following a Liquidation Date, such allocations shall be made after Capital Account balances have been adjusted by all other allocations provided under this Article IV, Section 8 and after giving effect to all distributions during such fiscal year or other applicable period; provided, however, that solely for purposes of this Article IV, Section 8(b), Capital Accounts shall not be adjusted for distributions made pursuant to Article X, Section 1.

(c) Mandatory Allocations. Notwithstanding any other provision of this Article IV, Section 8, the following special allocations shall be made for such taxable period:

(i) Fund Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV Section 8, if there is a net decrease in Fund Minimum Gain during any Trust fiscal year or other applicable period, then, subject to the exceptions set forth in Treasury Regulation Sections 1.704-2(f)(2), (3), (4) and (5), each Shareholder shall be allocated items of Trust income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Shareholder’s share of Fund Minimum Gain, as determined in accordance with Treasury Regulation Section 1.704-2(g). This Article IV, Section 8(c)(i) is intended to comply with the Fund Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Shareholder Minimum Gain. Notwithstanding the other provisions of this Article IV, Section 8 (other than Article IV, Section 8(c)(i)), if there is a net decrease in Shareholder Minimum Gain attributable to a Shareholder Nonrecourse Debt during any Trust fiscal year or other applicable period, then, subject to the exception set forth in Treasury Regulation Section 1.704-2(i)(4), each Shareholder with a share of Shareholder Minimum Gain attributable to such Shareholder Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be allocated items of Fund income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4). This Article IV, Section 8(c)(ii) is intended to

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comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. Notwithstanding any other provision of this Article IV, Section 8 (other than Article IV, Section 8(c)(i) and (ii)), in the event any Shareholder unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) that cause an increase in an Adjusted Capital Account deficit of such Shareholder, items of Trust income and gain shall be specially allocated to such Shareholder in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance in its Adjusted Capital Account. This Article IV, Section 8(c)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) No Excess Deficit. To the extent that any Shareholder has or would have, as a result of an allocation of Net Loss (or item thereof), an Adjusted Capital Account deficit, such amount of Net Loss (or item thereof) shall be allocated to the other Shareholders in accordance with this Article IV, Section 8, but in a manner which will not produce an Adjusted Capital Account deficit as to any such Shareholder. To the extent such allocation would result in all Shareholders having Adjusted Capital Account deficits, such Net Loss (or item thereof) shall be allocated in accordance with Article IV, Section 8(a). Any allocations of Net Loss (or item thereof) pursuant to this Article IV, Section 8(c)(iv) shall be reversed with a corresponding amount of Net Profits in subsequent years.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Shareholders in accordance with their respective Percentage Interests. If the Managing Owner determines that the Fund’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Managing Owner is authorized, upon notice to the other Shareholders, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Shareholder Nonrecourse Deductions. Shareholder Nonrecourse Deductions for any taxable period shall be allocated 100% to the Shareholder that bears the economic risk of loss with respect to the Shareholder Nonrecourse Debt to which such Shareholder Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).

(vii) Nonrecourse Liabilities. Nonrecourse Liabilities of the Trust described in Treasury Regulation Section 1.752-3(a)(3) shall be allocated among the Shareholders in a manner chosen by the Managing Owner and consistent with such Treasury Regulation.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Trust asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be

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treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Shareholders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation.

(A) The Required Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Shareholders that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Fund income, gain, loss or deduction pursuant to this Article IV, Section 8 (c)(ix). Therefore, notwithstanding any other provision of this Article IV, Section 8 (other than the Required Allocations), the Managing Owner shall make such offsetting special allocations of Fund income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Shareholder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Shareholder would have had if the Required Allocations were not part of this Trust Agreement and all Fund items were allocated pursuant to the economic agreement among the Shareholders.

(B) The Managing Owner shall, with respect to each fiscal year or other applicable period, (1) apply the provisions of Article IV, Section 8(c)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Article IV, Section 8 (c)(ix)(A) among the Shareholders in a manner that is likely to minimize such economic distortions.

Section 9. ALLOCATIONS FOR TAX PURPOSES.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Shareholders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Article IV, Section 8.

(b) In accordance with Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to a Fund shall solely for federal income tax purposes, be allocated among the Shareholders so as to take into account any variation between the adjusted basis of such property to the Fund for federal income tax purposes and the initial Gross Asset Value. If the Gross Asset Value of any Trust asset is adjusted as described in the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such Fund asset shall take into account any variation between the adjusted basis of such Fund asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. In furtherance of the foregoing, each Fund shall employ any method under Section 704(c) of the Code selected by the Managing Owner. Allocations pursuant to this Section 9(b) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Shareholder’s Capital

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Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Trust Agreement.

(c) For the proper administration of each Fund and for the preservation of uniformity of the Shares of each Fund (or any class or classes thereof), the Managing Owner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; (iii) amend the provisions of this Trust Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Shares of each Fund (or any class or classes thereof); and (iv) adopt and employ such methods for (A) the maintenance of Capital Accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Trust Agreement and pursuant to the Code, including in the case of a transferred Share, (D) the determination of the identities and tax classification of Shareholders, (E) the provision of tax information and reports to the Shareholders, (F) the adoption of reasonable conventions and methods for the valuation (and revaluation) of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the transfer of Shares, (J) tax compliance and other tax-related requirements, including the use of computer software, and to use filing and reporting procedures similar to those employed by publicly-traded partnerships and limited liability companies, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Trust Agreement and to comply with federal, state and local tax law, and to achieve uniformity of Shares of each Fund within a class.

(d) All items of income, gain, loss, deduction and credit recognized by a Fund for federal income tax purposes and allocated to the Shareholders in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Fund; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the Managing Owner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(e) Without limitation of Section 9(c) of this Article IV, items of each Fund’s income, gain, loss, deduction and credit attributable to a transferee Shares shall, for U.S. federal income tax purposes, be determined on a monthly basis (or other basis, as required or permitted by Section 706 of the Code) and shall be allocated to such Shareholders who own the Shares as of the close of NYSE Arca on the last day of the month preceding the month in which the transfer is recognized by the applicable Fund. The Managing Owner may revise, alter or otherwise modify such methods of determination and allocation as it determines necessary, to the extent permitted by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(f) Each Shareholder agrees that, in the absence of an administrative determination or judicial ruling to the contrary, it will report its allocable share of each Fund’s items of income, gain, loss or deduction under the allocation and revaluation conventions adopted by the Managing Owner.

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(g) Allocations that would otherwise be made to a Shareholder under the provisions of this Article IV shall instead be made to the beneficial owner of Shares held by a nominee in any case in which the nominee has furnished the identity of such owner to the Trust in accordance with Section 6031(c) of the Code or any other method determined by the Managing Owner.

ARTICLE V

OFFICERS

Section 1. OFFICERS. The Managing Owner may appoint officers, who shall be agents of the Trust with such titles and duties as the Managing Owner shall specify. Any number of offices may be held by the same person.

Section 2. APPOINTMENT OF OFFICERS. The officers of the Trust shall be appointed by the Managing Owner, and each shall serve at the pleasure of the Managing Owner, subject to the rights, if any, an officer may have under any contract of employment.

Section 3. REMOVAL AND RESIGNATION OF OFFICERS. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Managing Owner. Any officer may resign at any time by giving notice to the Trust. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Trust under any contract to which the officer is a party.

Section 4. AUTHORITY TO ACT. Subject to the supervision and oversight of the Managing Owner, the officers of the Trust are delegated the authority to act on behalf of the Trust consistent with the parameters and powers of their position as outlined from time to time by the Managing Owner, including to prepare, negotiate, deliver and execute documents, agreements, plans, registration statements, any and all applications for exemptive orders, and any amendments or supplements thereto, that the officers or any of them believe, with advice of counsel, are necessary or desirable for the Trust.

ARTICLE VI

LIMITATION OF LIABILITY, FIDUCIARY DUTY AND INDEMNITY

Section 1. LIABILITY OF COVERED PERSONS. A Covered Person shall have no liability to the Trust, any Fund or to any Shareholder or Beneficial Owner or other Covered Person for any loss suffered by the Trust or any Fund which arises out of any action or inaction of such Covered Person if such Covered Person, in good faith, determined that such course of conduct was in the best interest of the Trust or the applicable Fund and such course of conduct did not constitute gross negligence or willful misconduct of such Covered Person. Subject to the foregoing, neither the Managing Owner nor any other Covered Person shall be personally liable for the return or repayment of all or any portion of the capital or profits of any Shareholder or

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assignee thereof, it being expressly agreed that any such return of capital or profits made pursuant to this Trust Agreement shall be made solely from the assets of the applicable Fund without any rights of contribution from the Managing Owner or any other Covered Person.

Section 2. FIDUCIARY DUTY.

(a) The Managing Owner shall not have any implied duties (including fiduciary duties) or liabilities otherwise existing at law or in equity with respect to the Trust. To the fullest extent permitted by law, no person other than the Trustee and the Managing Owner, shall have any duties (including fiduciary duties) or liabilities at law or in equity to the Trust, any Shareholder or any other person.

(b) To the extent that, at law or in equity, the Managing Owner has duties (including fiduciary duties) and liabilities relating thereto to the Trust or to any other Person, the Managing Owner shall not be liable to the Trust or to any other Person for its good faith reliance on the provisions of this Trust Agreement. The provisions of this Trust Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the Managing Owner otherwise existing at law or in equity are agreed to replace such other duties and liabilities of the Managing Owner.

(c) Unless otherwise expressly provided herein:

(i) whenever a conflict of interest exists or arises between the Managing Owner or any of its Affiliates, on the one hand, and the Trust or any other Person, on the other hand; or

(ii) whenever this Trust Agreement or any other agreement contemplated herein or therein provides that the Managing Owner shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust or any other Person, the Managing Owner shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Managing Owner, the resolution, action or terms so made, taken or provided by the Managing Owner shall not constitute a breach of this Trust Agreement or any other agreement contemplated herein or of any duty or obligation of the Managing Owner at law or in equity or otherwise.

(d) Notwithstanding any other provision of this Trust Agreement or otherwise applicable law, whenever in this Trust Agreement the Managing Owner is permitted or required to make a decision:

(i) in its “discretion” or under a grant of similar authority, the Managing Owner shall be entitled to consider such interests and factors as it desires, including its own interests, and, to the fullest extent permitted by applicable law, shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust or any other Person; or

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(ii) in its “good faith” or under another express standard, the Managing Owner shall act under such express standard and shall not be subject to any other or different standard.

(e) The Managing Owner and any Affiliate of the Managing Owner may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Trust and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Trustee. If the Managing Owner acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust shall not have any duty to communicate or offer such opportunity to the Trust, and the Managing Owner shall not be liable to the Trust or to the Shareholders for breach of any fiduciary or other duty by reason of the fact that the Managing Owner pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Shareholders shall have any rights or obligations by virtue of this Trust Agreement or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Trust, shall not be deemed wrongful or improper. The Managing Owner may engage or be interested in any financial or other transaction with the Trust or any Affiliate of the Trust, or may act as depositary for, trustee or agent for, or act on any committee or body of holders of, securities or other obligations of the Trust or its Affiliates.

Section 3. COMPENSATION TO THE MANAGING OWNER. The Managing Owner shall be entitled to receive a management fee as compensation for the management and administrative services rendered by the Managing Owner to the Trust and each Fund (the “Management Fee”). Each Fund shall pay the Managing Owner (or such other person or entity designated by the Managing Owner) the Management Fee as set forth in such Fund’s current Prospectus, as the same may be amended or supplemented from time to time. The Managing Owner may, in its sole discretion, waive all or part of the Management Fee.

Section 4. OTHER BUSINESS OF SHAREHOLDERS. Except as otherwise specifically provided herein, any of the Shareholders and any shareholder, officer, director, employee or other person holding a legal or beneficial interest in an entity which is a Shareholder, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, and the pursuit of such ventures, even if competitive with the business of the Trust, shall not be deemed wrongful or improper.

Section 5. INDEMNIFICATION OF COVERED PERSONS.

(a) For the purpose of this Section, “Covered Person” includes any Person who is or was a Trustee, Managing Owner or officer of the Trust.

(b) The Trust (or, in furtherance on Article IV Section 4(b)(ii), any Fund separately to the extent the matter in question relates to a Fund or is otherwise disproportionate) shall indemnify and hold harmless each Covered Person against all claims, losses, liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person, in

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connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a Covered Person or by reason of his or her being or having been such a Covered Person except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and except that no Covered Person shall be indemnified against any liability to the Trust or its Shareholders by reason of willful misconduct or gross negligence of such Covered Person.

(c) Expenses, including counsel fees, so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties) shall be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Section.

Section 6. OTHER CONTRACTUAL RIGHTS. Nothing contained in Section 5 shall affect any right to indemnification to which the Managing Owner and officers of this Trust may be separately entitled by contract or otherwise.

ARTICLE VII

SHAREHOLDERS’ VOTING POWERS AND MEETINGS

Section 1. VOTING POWERS.

(a) Except as required under applicable Federal law or under the rules or regulations of an Exchange, the Shareholders shall have no voting rights hereunder (including with respect to mergers, consolidations or conversions of the Trust or transfers to or domestication in any jurisdiction by the Trust or any other matters that under the Delaware Trust Statute default voting rights are provided to holders of beneficial interests.) The Shareholders shall have the right to vote on other matters only as the Managing Owner may consider desirable and so authorize in its sole discretion. To the extent that federal or Delaware law is amended, modified or interpreted by rule, regulation, order, or no-action letter to (on a mandatory basis) expand, eliminate or limit Shareholders’ right to vote on any specific matter, the Shareholders’ right to vote shall be deemed to be amended, modified or interpreted in accordance therewith without further approval by the Managing Owner or the Shareholders.

(b) On each matter, if any, submitted to a vote of Shareholders, unless the Managing Owner determines otherwise, all Shares of all Series and Classes shall vote together as a single class; provided, however, that: (i) as to any matter with respect to which a separate vote of any Series or Class is required by applicable law or is required by attributes applicable to any Series or Class, such requirements as to a separate vote by that Series or Class shall apply; (ii) unless the Managing Owner determine that this clause (ii) shall not apply in a particular case, to the extent that a matter referred to in clause (i) above affects more than one Series or Class and

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the interests of each such Series or Class in the matter are identical, then the Shares of all such affected Series or Classes shall vote together as a single class; and (iii) as to any matter which does not affect the interests of a particular Series or Class, only the holders of Shares of the one or more affected Series or Classes shall be entitled to vote. As determined by the Managing Owner, in its sole discretion, without the vote or consent of Shareholders, on any matter submitted to a vote of Shareholders either (i) each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote or (ii) each dollar of Net Asset Value (number of Shares owned times Net Asset Value per share of the Trust, if no Series shall have been established or of such Series or Class, as applicable) shall be entitled to one vote on any matter on which such Shares are entitled to vote and each fractional dollar amount shall be entitled to a proportionate fractional vote. Without limiting the power of the Trustees in any way to designate otherwise in accordance with the preceding sentence, the Managing Owner hereby establishes that each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote. Shares may be voted in person or by proxy or in any manner determined by the Managing Owner.

Section 2. VOTING POWER AND MEETINGS. Meetings of the Shareholders may be called by the Managing Owner for such purposes as may be prescribed by law or by this Trust Agreement.

Section 3. PLACE OF MEETINGS. A meeting of Shareholders shall be held at any place designated by the Managing Owner or an officer of the Trust.

Section 4. NOTICE OF SHAREHOLDERS’ MEETING. All notices of meetings of Shareholders shall be sent or otherwise given to each Shareholder of record not less than seven nor more than one hundred and twenty days before the date of the meeting in the manner determined by the Managing Owner. The notice shall specify: (a) the place, date and hour of the meeting; and (b) the general nature of the business to be transacted.

Section 5. ADJOURNED MEETING; NOTICE. Any Shareholders’ meeting, whether or not a quorum is present, may be adjourned from time to time by the Managing Owner or by the vote of a majority of the Shares of the Class, Series or Trust, as the case may be, represented at that meeting, either in person or by proxy. When any meeting of Shareholders is adjourned to another time or place, notice need not be given of the adjourned meeting at which the adjournment is taken, unless a new record date of the adjourned meeting is fixed or unless the adjournment is for more than sixty days from the date set for the original meeting, in which case the Managing Owner shall set a new record date. Notice of any such adjourned meeting shall be given to each Shareholder of record entitled to vote at the adjourned meeting. At any adjourned meeting, the Trust may transact any business which might have been transacted at the original meeting.

Section 6. VOTING PROCEDURE. The Trust shall be authorized to solicit, and a Shareholder shall be entitled to submit a proxy ballot containing the voting instructions of such Shareholder, in person, or by U.S. mail, overnight mail, express mail, telephone, electronic mail, telefacsimile, telegraph, internet or other electronic media, provided however, that the Managing Owner or an officer of the Trust may limit or delineate the types of media and methods by which

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a Shareholder may submit voting instructions. On any matter any Shareholder may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, but if the Shareholder fails to specify the number of shares which the Shareholder is voting affirmatively, it will be conclusively presumed that the Shareholder’s approving vote is with respect to the total shares that the Shareholder is entitled to vote on such proposal.

Section 7. QUORUM AND REQUIRED VOTE. Except when a larger quorum is required by applicable law or by this Trust Agreement, the presence (in person or by ballot) of thirty-three and one-third percent (33 1/3%) of the Shares entitled to vote shall constitute a quorum at a Shareholders’ meeting. When any one or more Series or Classes is to vote as a single Class separate from any other Shares, thirty-three and one-third percent (33 1/3%) of the Shares of each such Series or Classes entitled to vote shall constitute a quorum at a Shareholder’s meeting of that Series or Class. Any meeting of Shareholders may be adjourned consistent with the provisions of Section 5 above, whether or not a quorum is present. When a quorum is present at any meeting, a majority of the Shares represented at the meeting shall decide any questions except when a different vote is required by any provision of this Trust Agreement or by applicable law.

Section 8. ACTION BY WRITTEN CONSENT. Any action taken by Shareholders may be taken without a meeting if Shareholders holding a majority of the Shares entitled to vote on the matter (or such larger proportion thereof as shall be required by any express provision of this Trust Agreement or federal law) or holding a majority (or such larger proportion as aforesaid) of the Shares of any Series or Class entitled to vote separately on the matter consent to the action in writing or by electronic transmission and such written consent or a record of such electronic transmission is filed with the records of the meetings of Shareholders. Such consent shall be treated for all purposes as a vote taken at a meeting of Shareholders.

Section 9. RECORD DATES. For the purpose of determining the Shareholders of any Series or Class who are entitled to vote or act at any meeting or any adjournment thereof, the Managing Owner may from time to time fix a date, which shall be not more than one-hundred and twenty days before the date of any meeting of Shareholders, as the record date for determining the Shareholders of such Series or Class having the right to notice of and to vote at such meeting and any adjournment thereof, and in such case only Shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Trust after the record date. For the purpose of determining the Shareholders of any Series or Class who are entitled to receive payment of any dividend or of any other distribution, the Managing Owner may from time to time fix a date, which shall be before the date for the payment of such dividend or such other payment, as the record date for determining the Shareholders of such Series or Class having the right to receive such dividend or distribution. Without fixing a record date the Managing Owner may for voting and/or distribution purposes close the register or transfer books for one or more Series for all or any part of the period between a record date and a meeting of Shareholders or the payment of a distribution. Nothing in this Section shall be construed as precluding the Managing Owner from setting different record dates for different Series or Classes.

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Section 10. WAIVER OF NOTICE BY CONSENT OF ABSENT SHAREHOLDERS. Any Shareholder may waive notice, which waiver may be submitted by U.S. mail, overnight mail, express mail, telephone, electronic mail, telefacsimile, telegraph, internet or other electronic media. The waiver of notice need not specify either the business to be transacted or the purpose of any meeting of Shareholders. Attendance by a person at a meeting shall also constitute a waiver of notice of that meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the beginning of the meeting.

Section 11. PROXIES. Every person entitled to vote on any matter shall have the right to do so either in person or by one or more agents authorized by a written or electronic proxy authorized by the person and filed with the Managing Owner. A proxy shall be deemed authorized if the Shareholder’s name is placed on the proxy (whether by manual signature, typewriting, telephonic or internet transmission or otherwise) by the Shareholder or the Shareholder’s attorney-in-fact. A validly authorized proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it before the vote pursuant to that proxy by a writing delivered to the Trust stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing that proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Trust before the vote pursuant to that proxy is counted; provided however, that no proxy shall be valid after the expiration of eleven months from the date of the proxy unless otherwise provided in the proxy.

ARTICLE VIII

RECORDS AND REPORTS

Section 1. MAINTENANCE OF SHARE REGISTER. The Trust shall keep at its principal office or at the office of its transfer agent or registrar, if either be appointed and as determined by the Managing Owner, a record of its Shareholders, containing the names and addresses of all Shareholders and the number and series of shares held by each Shareholder.

Section 2. MAINTENANCE OF OTHER RECORDS. The accounting books and records and minutes of proceedings of the Shareholders and the Managing Owner shall be kept at such place or places designated by the Managing Owner or in the absence of such designation, at the principal office of the Trust. The minutes shall be kept in written form and the accounting books and records shall be kept either in written form or in any other form capable of being converted into written form.

Section 3. TAX INFORMATION. Appropriate tax information (adequate to enable each Shareholder to complete and file its U.S. federal tax return) shall be delivered to each Shareholder as soon as practicable following the end of the tax year of each Fund but generally no later than March 15.

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ARTICLE IX

REDEMPTIONS

Section 1. REDEMPTION OF CREATION BASKETS.

(a) Subject to the Managing Owner establishing alternative procedures from time to time in its sole discretion, the procedures relating to the redemption of Creation Baskets are fully set forth in Authorized Participant Agreement for each Fund (which may be amended from time to time in accordance with the provisions of the Authorized Participant Agreement and any such amendment will not constitute an amendment of this Trust Agreement), and will govern the Trust with respect to redemption of Creation Baskets.

(b) Subject to deduction of any tax or other governmental charges due thereon, and subject to the Managing Owner’s establishment of alternative procedures the redemption distribution shall consist of cash or other assets to the extent permitted in the Registration Statement or an Authorized Participant Agreement in an amount equal to the Net Asset Value per Creation Basket of a Fund multiplied by the number of Creation Basket(s) of such Fund requested in the Authorized Participant’s redemption order as of the time of the calculation of such Fund’s Net Asset Value per Share on the redemption order date.

(c) The Managing Owner may, in its sole discretion, suspend the right of redemption, or postpone any redemption settlement date.

ARTICLE X

MISCELLANEOUS

Section 1. TERMINATION OF TRUST, SERIES OR CLASS.

(a) Unless terminated as provided herein, the Trust, and any Series or Class thereof, shall continue without limitation of time. The Trust, or any Series or Class thereof, may be dissolved at any time and for any reason by the Managing Owner with written notice to the Shareholders.

(b) Upon dissolution of the Trust (or any Series or Class, as the case may be), after paying or making reasonable provision for all charges, taxes, expenses, claims and liabilities of the Trust, or severally, with respect to each Series or Class (or the applicable Series or Class, as the case may be), whether due or accrued or anticipated as may be determined by the Managing Owner and otherwise complying with Section 3808 of the Delaware Trust Statute, the Trust shall, in accordance with the Delaware Trust Statute and such procedures as the Managing Owner considers appropriate, distribute the remaining assets in kind or reduce the remaining assets held, severally, with respect to each Series or Class (or the applicable Series or Class, as the case may be), to distributable form in cash or shares or other securities, or any combination thereof, and distribute the proceeds held with respect to each Series or Class (or the applicable Series or Class, as the case may be), to the Shareholders of that Series or Class, as a Series or Class, ratably according to the positive Capital Account balance of that Series or Class held by the several Shareholders on the date of dissolution.

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(c) Upon the completion of the winding up of the Trust in accordance with the Delaware Trust Statute and this Trust Agreement, the Managing Owner shall cause the Trustee to file a certificate of cancellation with the Secretary of State of the State of Delaware in accordance with the provisions of Section 3810 of the Delaware Act and thereupon, the Trust and this Trust Agreement (other than Article VI Section 6) shall terminate. The provisions of Article VI Section 6 shall survive the termination of the Trust.

Section 2. MERGER AND CONSOLIDATION. The Managing Owner may cause (i) the Trust to be merged into or consolidated with, converted to or to sell all or substantially all of its assets to, another trust or entity; (ii) a Series of the Trust to be consolidated with, or to sell all or substantially all of its assets to, another Series of the Trust or another series of another trust or company; (iii) the Shares of a Class of a Series to be converted into another Class of the same Series; (iv) the Shares of the Trust or any Series to be converted into beneficial interests in another statutory trust (or series thereof); or (v) the Shares of the Trust or any Series to be exchanged for shares in another trust or company under or pursuant to any state or federal statute to the extent permitted by law.

For the avoidance of doubt, the Managing Owner, with written notice to the Shareholders, may approve and effect any of the transactions contemplated under (i) – (v) above without any vote or other action of the Shareholders.

Section 3. FILING OF COPIES, REFERENCES AND HEADINGS. The original or a copy of this Trust Agreement and of each restatement and/or amendment hereto shall be kept at the office of the Trust where it may be inspected by any Shareholder. Anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to whether or not any such restatements and/or amendments have been made and as to any matters in connection with the Trust hereunder; and, with the same effect as if it were the original, may rely on a copy certified by an officer of the Trust to be a copy of this instrument or of any such restatements and/or amendments. In this instrument and in any such restatements and/or amendment, references to this Trust Agreement, and all expressions like “herein”, “hereof” and “hereunder”, shall be deemed to refer to this instrument as amended or affected by any such restatements and/or amendments. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction or effect of this instrument. Whenever the singular number is used herein, the same shall include the plural; and the neuter, masculine and feminine genders shall include each other, as applicable. This Trust Agreement may be executed in any number of counterparts each of which shall be deemed an original.

Section 4. APPLICABLE LAW. The validity and construction of this Trust Agreement and all amendments hereto shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflicts of law provisions thereof; provided, however, that the parties hereto and the Shareholders intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Delaware Trust Statute) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Trustee, the Shareholders, the Managing Owner or this Trust Agreement any provision of the laws (statutory

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or common) of the State of Delaware (other than the Delaware Trust Statute) pertaining to trusts which relate to or regulate in a manner inconsistent with the terms hereof: (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, (g) the existence of rights or interests (beneficial or otherwise) in trust assets, (h) the ability of beneficial owners or other persons to terminate or dissolve a trust, or (i) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or beneficial owners that are inconsistent with the limitations on liability or authorities and powers of the Trustee, the Managing Owner or the Shareholders set forth or referenced in this Trust Agreement. Sections 3540, 3542 and 3561 of Title 12 of the Delaware Code shall not apply to the Trust.

Section 5. JURISDICTION. The Trustee, the Managing Owner, each Shareholder and each Beneficial Owner, to the fullest extent permitted by law, including Section 3804(e) of the Delaware Trust Statute, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Trust, the Delaware Trust Statute or this Trust Agreement (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of this Trust Agreement, (B) the duties (including fiduciary duties), obligations or liabilities of the Trust, the Trustee or the Managing Owner to the Shareholders or Beneficial Owners, or of the Trustee, the Managing Owner, the Shareholders or the Beneficial Owners to each other, (C) the rights or powers of, or restrictions on, the Trust, the officers, the Trustee or the Managing Owner, (D) any provision of the Delaware Trust Statute or other laws of the State of Delaware pertaining to trusts made applicable to the Trust pursuant to Section 3809 of the Delaware Trust Statute, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Trust Statute or this Trust Agreement relating in any way to the Trust (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding, (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect

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or limit any right to serve process in any other manner permitted by law and (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

Section 6. PROVISIONS IN CONFLICT WITH LAW OR REGULATIONS.

(a) The provisions of this Trust Agreement are severable, and if the Managing Owner determines, with the advice of counsel, that any of such provisions are in conflict with any other applicable laws and regulations, the conflicting provision(s) shall be deemed never to have constituted a part of the Trust Agreement; provided, however, that such determination shall not affect any of the remaining provisions of the Trust Agreement or render invalid any action taken or omitted prior to such determination.

(b) If any provision of the Trust Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of the Trust Agreement in any jurisdiction.

Section 7. STATUTORY TRUST ONLY. It is the intention of the parties hereto to create a statutory trust pursuant to the Delaware Trust Statute. It is not the intention of the parties hereto to create a general partnership, limited partnership, joint stock association, corporation, bailment, or any form of legal relationship other than a statutory trust pursuant to the Delaware Trust Statute. Nothing in this Trust Agreement shall be construed to make the Shareholders, either by themselves or with the Trustee and the Managing Owner, partners or members of a joint stock association.

Section 8. CONTRACTS AND INSTRUMENTS; HOW EXECUTED. The Managing Owner may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Trust and this authority may be general or confined to specific instances; and unless so authorized or ratified by the Managing Owner or within the agency power of an officer, no officer, agent, or employee shall have any power or authority to bind the Trust by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 9. FISCAL YEAR. The fiscal year of the Trust and of each Fund shall initially be the calendar year. The Managing Owner may change a Fund’s Fiscal Year at any time.

Section 10. TAX YEAR. Each Fund shall adopt the calendar year as its taxable year, unless otherwise required by applicable law. The Managing Owner may change a Fund’s tax year at any time to any tax year that is permitted under applicable law.

Section 11. COUNTERPARTS. The Trust Agreement may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts, together, shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

Section 12. DERIVATIVE ACTIONS. To the fullest extent permitted by law, no person, other than the Managing Owner, who is not a Shareholder of a particular Series or Class

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shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Trust with respect to such Series or Class. No Shareholder of a Series or a Class may maintain a derivative action on behalf of the Trust with respect to such Series or Class unless holders of a least ten percent (10%) of the outstanding Shares of such Series or Class join in the bringing of such action. Any demand required under Section 3816 of the Delaware Trust Statute may only be made upon the Managing Owner (and not the Trustee). Unless a demand is not required under applicable law, the Managing Owner must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Managing Owner shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Shareholders making such request to reimburse the Trust for the expense of any such advisors in the event that the Managing Owner determines not to bring such action.

ARTICLE XI

AMENDMENT

AMENDMENT. This Trust Agreement may be amended without Shareholder approval, and all Shareholders purchase Shares with notice that it may be so amended except to the extent expressly required under Delaware or applicable federal law. Any amendment that prejudices a substantial existing right of the Shareholders will not become effective until thirty (30) days after notice of such amendment is given by the Trustee to the Shareholders. Every Shareholder, at the time any such amendment becomes effective, shall be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by this Trust Agreement as amended thereby. The Managing Owner may, without any Shareholder vote, amend or otherwise supplement this Trust Agreement by making an amendment, a trust instrument supplemental hereto or an amended and restated Trust Agreement; provided, that Shareholders shall have the right to vote on any amendment if expressly required under Delaware or federal law or rules or regulations under an Exchange, or submitted to them by the Managing Owner in its sole discretion; and provided, further, that no amendment affecting the rights or duties of the Trustee shall be binding upon or effective against the Trustee unless consented to by the Trustee in writing.

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IN WITNESS WHEREOF, the parties hereto do hereby make and enter into this Amended and Restated Trust Agreement as of the date first-above written.

VAN ECK ABSOLUTE RETURN ADVISERS CORP.,
as Managing Owner

By:	/s/ Jonathan R. Simon
Name: Jonathan R. Simon
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	Patrick J. Donahue
Name: Patrick J. Donahue
Title: Vice President
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